Ex-99. 77Q1(e): Copies of any new or amended Registrant investment advisory contracts

AMENDMENT NO. 1 TO THE
ADVISORY FEE WAIVER AGREEMENT

This Amendment, dated as of the 5th day of August, 2010, is entered into by and among NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and NORTHERN TRUST INVESTMENTS, N.A. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust pursuant to an Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) between the Trust and NTI dated January 29, 2008, as amended.

WHEREAS, NTI has undertaken to limit investment advisory fees of certain of the portfolios of the Trust in order to improve the performance of each such portfolio pursuant to an Advisory Fee Waiver Agreement (the “Waiver Agreement”) by and among the Trust and NTI dated April 1, 2010.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I.           The first sentence of Section 2 of the Waiver Agreement shall be revised to read as follows:

The termination date of this Agreement for all Portfolios except the Large Cap Equity and Large Cap Growth Portfolios (formerly known as the Diversified Growth and Focused Growth Portfolios, respectively) shall be April 1, 2011 and for the Large Cap Equity and Large Cap Growth Portfolios shall be August 1, 2011 (together, the “Initial Term”).

II.           Except to the extent supplemented hereby, the Waiver Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NORTHERN INSTITUTIONAL FUNDS

By: /s/ Lloyd A. Wennlund
Name: Lloyd A. Wennlund
Title: President

NORTHERN TRUST INVESTMENTS, N.A.

By: /s/ Eric Schweitzer
Name: Eric Schweitzer
Title: Senior Vice President

ASSUMPTION AGREEMENT

AGREEMENT made as of July 31, 2010 among NORTHERN TRUST INVESTMENTS, N.A. (“NTI”) and NORTHERN TRUST GLOBAL INVESTMENTS LIMITED (“NTGIL”), each a wholly-owned direct or indirect subsidiary of THE NORTHERN TRUST COMPANY.

WHEREAS, Northern Institutional Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI and NTGIL have been jointly appointed as investment advisers to the International Growth Portfolio (the “Portfolio”) of Northern Institutional Funds pursuant to an Amended and Restated Investment Advisory Agreement dated January 29, 2008, as amended (the “Investment Advisory Agreement”); and

WHEREAS, NTI and NTGIL now desire to have NTI be the sole investment adviser with respect to the Portfolio pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           NTI hereby assumes all rights and obligations of NTGIL under the Investment Advisory Agreement with respect to the Portfolio.

2.           NTI and NTGIL hereby represent that (i) the management personnel of NTGIL responsible for providing investment advisory services to the Portfolio under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI where they will continue to provide such services for the Portfolio, and (ii) NTI and NTGIL remain subsidiaries of The Northern Trust Company.  Consequently, NTI and NTGIL believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolio.

3.           The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	NORTHERN TRUST INVESTMENTS, N.A.

/s/ Diane Anderson	By /s/ Eric K. Schweitzer
(Authorized Officer)

Attest:	NORTHERN TRUST GLOBAL INVESTMENTS LIMITED

/s/ Diane Anderson	By /s/ Mark C. Gossett
(Authorized Officer)